Exhibit 21.1

LIST OF SUBSIDIARIES OF NEOLEUKIN THERAPEUTICS, INC.

Subsidiaries	Incorporation

Neoleukin Corp.	State of Delaware

Aquinox Pharmaceuticals (Canada) Inc.	Canada

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